Johnson Worldwide Associates, Inc.


                                 Note Agreement


                           Dated as of October 1, 1995




                  Re:  $30,000,000 7.77% Senior Notes, Series A
                              Due October 15, 2005

                                       and

                    $15,000,000 6.98% Senior Notes, Series B
                              Due October 15, 2005

                                Table of Contents

   Section                           Heading                             Page

   Section 1.     Description of Notes and Commitment  . . . . . . . . .   1

        Section 1.1.   Description of Notes  . . . . . . . . . . . . . .   1
        Section 1.2.   Commitment, Closing Date  . . . . . . . . . . . .   2
        Section 1.3.   Several Commitments . . . . . . . . . . . . . . .   2

   Section 2.     Prepayment of Notes  . . . . . . . . . . . . . . . . .   2

        Section 2.1.   Required Prepayments  . . . . . . . . . . . . . .   2
        Section 2.2.   Optional Prepayments of Notes . . . . . . . . . .   4
        Section 2.3.   Prepayment of Notes upon Change of Control  . . .   4
        Section 2.4.   Notice of Optional Prepayments  . . . . . . . . .   5
        Section 2.5.   Allocation of Prepayments . . . . . . . . . . . .   6
        Section 2.6.   Direct Payment  . . . . . . . . . . . . . . . . .   6

   Section 3.     Representations  . . . . . . . . . . . . . . . . . . .   6

        Section 3.1.   Representations of the Company  . . . . . . . . .   6
        Section 3.2.   Representations of the Purchasers . . . . . . . .   7

   Section 4.     Closing Conditions . . . . . . . . . . . . . . . . . .   7

        Section 4.1.   Closing Certificate . . . . . . . . . . . . . . .   7
        Section 4.2.   Legal Opinions  . . . . . . . . . . . . . . . . .   7
        Section 4.3.   Company's Existence and Authority . . . . . . . .   7
        Section 4.4.   Consent of Holders of Other Securities  . . . . .   7
        Section 4.5.   Legality of Investment  . . . . . . . . . . . . .   8
        Section 4.6.   Related Transactions  . . . . . . . . . . . . . .   8
        Section 4.7.   Satisfactory Proceedings  . . . . . . . . . . . .   8
        Section 4.8.   Waiver of Conditions  . . . . . . . . . . . . . .   8
        Section 4.9.   Private Placement Numbers . . . . . . . . . . . .   8
        Section 4.10.  Payment of Closing Costs  . . . . . . . . . . . .   8

   Section 5.     Company Covenants  . . . . . . . . . . . . . . . . . .   9

        Section 5.1.   Corporate Existence, Etc  . . . . . . . . . . . .   9
        Section 5.2.   Insurance . . . . . . . . . . . . . . . . . . . .   9
        Section 5.3.   Taxes, Claims for Labor and Materials,
                       Compliance with Laws  . . . . . . . . . . . . . .   9
        Section 5.4.   Maintenance, Etc  . . . . . . . . . . . . . . . .  10
        Section 5.5.   Nature of Business  . . . . . . . . . . . . . . .  10
        Section 5.6.   Limitations on Indebtedness . . . . . . . . . . .  10
        Section 5.7.   Limitation on Liens . . . . . . . . . . . . . . .  11
        Section 5.8.   Mergers Consolidations, Sales of Assets, Etc  . .  13
        Section 5.9.   Consolidated Tangible Net Worth . . . . . . . . .  17
        Section 5.10.  Distributions . . . . . . . . . . . . . . . . . .  17
        Section 5.11.  Investments . . . . . . . . . . . . . . . . . . .  18
        Section 5.12.  Repurchase of Notes . . . . . . . . . . . . . . .  20
        Section 5.13.  Transactions with Affiliates  . . . . . . . . . .  20
        Section 5.14.  ERISA Compliance  . . . . . . . . . . . . . . . .  20
        Section 5.15.  Reports and Rights of Inspection  . . . . . . . .  21

   Section 6.     Events of Default and Remedies Therefor  . . . . . . .  24

        Section 6.1    Events of Default . . . . . . . . . . . . . . . .  24
        Section 6.2.   Notice to Holders . . . . . . . . . . . . . . . .  26
        Section 6.3    Acceleration of Maturities  . . . . . . . . . . .  26
        Section 6.4    Rescission of Acceleration  . . . . . . . . . . .  27

   Section 7.  Amendments, Waivers And Consents  . . . . . . . . . . . .  27

        Section 7.1.   Consent Required  . . . . . . . . . . . . . . . .  27
        Section 7.2.   Effect of Amendment or Waiver . . . . . . . . . .  27
        Section 7.3    Solicitation of Holders . . . . . . . . . . . . .  28

   Section 8.  Interpretation of Agreement; Definitions  . . . . . . . .  28

        Section 8.1.   Definitions . . . . . . . . . . . . . . . . . . .  28
        Section 8.2.   Accounting Principles . . . . . . . . . . . . . .  35
        Section 8.3.   Directly or Indirectly  . . . . . . . . . . . . .  36

   Section 9.     Miscellaneous  . . . . . . . . . . . . . . . . . . . .  36

        Section 9.1.   Registration of Notes . . . . . . . . . . . . . .  36
        Section 9.2.   Exchange of Notes . . . . . . . . . . . . . . . .  36
        Section 9.3.   Loss, Theft, Etc. of Notes  . . . . . . . . . . .  36
        Section 9.4.   Expenses, Stamp Tax Indemnity . . . . . . . . . .  37
        Section 9.5.   Powers and Rights Not Waived; Remedies Cumulative  37
        Section 9.6.   Notices . . . . . . . . . . . . . . . . . . . . .  37
        Section 9.7.   Successors and Assigns  . . . . . . . . . . . . .  38
        Section 9.8.   Survival of Covenants and Representations . . . .  38
        Section 9.9.   Severability  . . . . . . . . . . . . . . . . . .  38
        Section 9.10.  Reproduction of Documents . . . . . . . . . . . .  38
        Section 9.11.  Governing Law . . . . . . . . . . . . . . . . . .  38
        Section 9.12.  Submission of Jurisdiction; Waiver of Jury Trial   39
        Section 9.13.  Captions  . . . . . . . . . . . . . . . . . . . .  39

   Attachments to Note Agreement:

   Schedule I     -    Name and Addresses of Purchasers
   Schedule II    -    Description of Subsidiaries and Indebtedness of the
                       Company and its Restricted Subsidiaries
   Exhibit A-1    -    Form of 7.77% Senior Note
   Exhibit A-2    -    Form of 6.98% Senior Note
   Exhibit B      -    Closing Certificate of the Company
   Exhibit C      -    Description of Closing Opinion of Special Counsel
   Exhibit D      -    Description of Closing Opinion of Independent Counsel
                       to Company

                       Johnson Worldwide Associates, Inc.
                                1326 Willow Road
                                  P.O. Box 901
                          Sturtevant, Wisconsin  53177

                                 Note Agreement


        Re:       $30,000,000 7.77% Senior Notes, Series A
                              Due October 15, 2005

                                       and

                  $15,000,000 6.98% Senior Notes, Series B
                              Due October 15, 2005

                                                  Dated as of October 1, 1995

   To the Purchasers Named in
   Schedule I hereto which are
   signatories to this Agreement

   Gentlemen:

        The undersigned, Johnson Worldwide Associates, Inc., a Wisconsin corporation, its successors and assigns (the "Company"), agrees with the purchasers named in Schedule I to this Agreement (the "Purchasers") as follows:

   Section 1.     Description of Notes and Commitment.

        Section 1.1. Description of Notes. The Company will authorize the issue and sale of:

        (a) $30,000,000 aggregate principal amount 7.77% Senior Notes, Series A, due October 15, 2005 (the "Series A Notes") to be dated the date of issue, to bear interest from such date at the rate of 7.77% per annum, payable semiannually on the fifteenth day of October and April in each year (commencing April 15, 1996) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate (as hereinafter defined) after the due date thereof, whether by acceleration or otherwise, until paid, to be expressed to mature on October 15, 2005, and to be substantially in the form attached hereto as Exhibit A-1; and

        (b) $15,000,000 aggregate principal amount 6.98% Senior Notes, Series B, due October 15, 2005 (the "Series B Notes") to be dated the date of issue, to bear interest from such date at the rate of 6.98% per annum, payable semiannually on the fifteenth day of October and April in each year (commencing April 15, 1996) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate (as hereinafter defined) after the due date thereof, whether by acceleration or otherwise, until paid, to be expressed to mature on October 15, 2005, and to be substantially in the form attached hereto as Exhibit A-2.

        The Series A Notes and the Series B Notes are hereinafter collectively referred to as the "Notes". Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their express maturity dates except on the terms and conditions and in the amounts and with the Make-Whole Amount, if any, set forth in Section 2 of this Agreement. The terms which are capitalized herein shall have the meanings set forth in Section 8.l hereof unless the context shall otherwise require.

        Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and such Purchaser agrees to purchase from the Company, on the Closing Date mentioned below, the principal amount of Notes set forth opposite such Purchaser's name in Schedule I, at a price of 100% of the principal amount thereof.

        Delivery of the Notes so to be purchased by the Purchasers will be made at the offices of Chapman and Cutler, 111 West Monroe, Chicago, Illinois 60603, against payment therefor by wire transfer of Federal or other funds current and immediately available at the principal office of Huntington National Bank, ABA #044000024 for Account No. 0189-170494-1, in the amount of the purchase price, at or about 10:00 a.m., on October 19, 1995 (the "Closing Date"). The Notes delivered to each Purchaser on the Closing Date will be delivered to such Purchaser in the form of a single registered Series A Note in the form attached hereto as Exhibit A-1 or a single registered Series B Note in the form attached hereto as Exhibit A-2, as the case may be, for the full amount of such Purchaser's purchase (unless different denominations are specified by such Purchaser), registered in such Purchaser's name or in the name of such Purchaser's nominee, all as such Purchaser may specify at any time prior to the date fixed for delivery.

        Section 1.3. Several Commitments. The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

        Section 2.     Prepayment of Notes.

        No prepayment of the Notes may be made except to the extent and in the manner expressly provided in this Agreement.

        Section 2.1.   Required Prepayments.

        (a) Required Prepayment of Series A Notes. In addition to paying the entire remaining outstanding principal amount and the interest due on the Series A Notes on the maturity date thereof, the Company agrees to prepay and apply and there shall become due and payable the following sums in respect of the aggregate principal indebtedness evidenced by the Series A Notes:

                                 Applicable Amount of
     Required Payment Date    Required Principal Payment

    October 15, 1999                      $3,000,000
    October 15, 2000                      $4,000,000
    October 15, 2001                      $4,000,000
    October 15, 2002                      $4,000,000
    October 15, 2003                      $5,000,000
    October 15, 2004                      $5,000,000
    October 15, 2005                      $5,000,000

        (b) Required Prepayment of Series B Notes. In addition to paying the entire remaining outstanding principal amount and the interest due on the Series B Notes on the maturity date thereof, the Company agrees to prepay and apply and there shall become due and payable the following sums in respect of the aggregate principal indebtedness evidenced by the Series B Notes:

                                   Applicable Amount of
     Required Payment Date      Required Principal Payment

    October 15, 1999                        $2,500,000
    October 15, 2000                        $2,000,000
    October 15, 2001                        $2,000,000
    October 15, 2002                        $2,000,000
    October 15, 2003                        $2,500,000
    October 15, 2004                        $2,500,000
    October 15, 2005                        $1,500,000

        (c)       Effects of Required Prepayments.

        No Make-Whole Amount shall be payable in connection with any required prepayment made pursuant to Section 2.1(a) and (b). Any payment of less than all the Notes of a Series pursuant to the provisions of Section 2.2 shall not relieve the Company of the obligation to make required payments or prepayments on the Notes in accordance with the terms of Section 2.1(a) and (b).

        In the event the Company shall prepay less than all of the Notes pursuant to Section 2.2 or repurchase any Notes in accordance with Section 5.12, the amount of the prepayments required by Section 2.1(a) and (b) shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes of the Series so prepaid or repurchased is of the aggregate principal amount of outstanding Notes of such Series immediately prior to such prepayment or repurchase.

        Section 2.2. Optional Prepayments of Notes. In addition to the prepayments required by Section 2.1(a) and (b) and Section 2.3, the Company shall have the privilege at any time of prepaying the then outstanding Notes of both Series, either in whole or in part (but if in part then in units of $100,000 in the aggregate or an integral multiple of $10,000 in the aggregate in excess thereof) by payment of the principal amount of the Notes of both Series and accrued interest thereon to the date of such prepayment, together with an amount equal to the then applicable Make-Whole Amount, determined as of three business days prior to the date of such prepayment pursuant to this Section 2.2. Any such prepayment shall be pro rata between each Series.

        Section 2.3. Prepayment of Notes upon Change of Control. In the event that any Change of Control (as hereinafter defined) shall occur, the Company will give written notice (the "Company Notice") of such fact in the manner provided in Section 9.6 of this Agreement to the holders of the Notes. The Company Notice shall be delivered promptly and in any event no later than three business days following the occurrence of any Change of Control. The Company Notice shall (a) describe the facts and circumstances of such Change of Control in reasonable detail, (b) make reference to this Section 2.3 and the right of the holders of the Notes to require payment on the terms and conditions provided for in this Section 2.3, (c) offer in writing to prepay the outstanding Notes of both Series, together with accrued interest to the date of prepayment and an amount equal to the then applicable Make-Whole Amount and (d) specify the date for such prepayment (the "Change of Control Prepayment Date") which Change of Control Prepayment Date shall be no earlier than the date the Change of Control occurred and no later than fifteen (15) days after the date the Change of Control occurred. The holders of at least 40% in aggregate principal amount of outstanding Notes of each respective Series of Notes shall have the right, by written notice given to the Company not later than three business days prior to the Change of Control Prepayment Date, to demand that the Company prepay all (but not less than all) of the respective Series of Notes then held by such holders on such Change of Control Prepayment Date. The prepayment price of any Notes payable upon the Change of Control Prepayment Date shall be an amount equal to 100% of the principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment, together with an amount equal to the then applicable Make-Whole Amount, determined as of three business days prior to the date of such prepayment pursuant to this Section 2.3.

        Without limiting the foregoing, notwithstanding any failure on the part of the Company to give the Company Notice herein required as a result of the occurrence of a Change of Control, each holder of the Notes shall have the right by delivery of written notice to the Company to require the Company to prepay, and the Company will prepay, such holder's Notes in full, together with accrued interest thereon to the date of prepayment and an amount equal to the Make-Whole Amount at any time within ninety days after such holder has actual knowledge of any such Change of Control. Notice of any required prepayment pursuant to this Section 2.3 shall be delivered by any holder of Notes which was entitled to, but did not receive, such Company Notice to the Company after such holder has actual knowledge of such Change of Control. On the date (the "Delayed Prepayment Date") designated in such holder's notice (which shall be not earlier than 10 business days after the date of such holder's notice), the Company shall prepay in full all Notes held by such holder together with accrued interest thereon to the date of prepayment and an amount equal to the Make-Whole Amount, determined as of three business days prior to the date of such prepayment pursuant to this Section 2.3. If the holder of any Note gives any notice pursuant to this second paragraph of Section 2.3, the Company shall give a Company Notice within two business days of receipt of such notice and identify the Delayed Prepayment Date to all holders of the Notes and each of such holders shall then and thereupon have the rights with respect to the prepayment of its Notes as set forth in this Section 2.3; provided only that any date for prepayment of such holder's Notes shall be the Delayed Prepayment Date.

        As used in this Section 2.3, a "Change of Control" of the Company shall be deemed to have occurred at such time or times as the Johnson Family (as hereinafter defined), shall fail to own, directly or indirectly, with full power to vote or to direct the voting of, more than 51% of the voting power of the Voting Stock of the Company.

        The term "Johnson Family" shall mean, collectively, (i) Samuel C. Johnson, his spouse, their children or grandchildren; (ii) any trust directly or indirectly controlled by any one or more of such persons described in (i) or any corporation described in (iii) below or any present or former officer of any such corporation; (iii) any corporation or partnership in which voting control as to such entity is held, directly or indirectly, by any one or more of such persons described in (i) or such trusts described in (ii) or by the executor or administrator of the estate or other legal representative of any such person described in (i); and
   (iv) the executor or administrator of the estate or other legal representative of any person described in (i).

        Section 2.4. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes of such Series to be prepaid on such date, (c) that a Make-Whole Amount may be payable, (d) the date when such Make-Whole Amount will be calculated which shall be the date three business days prior to the prepayment date, (e) the estimated Make-Whole Amount and (f) the accrued interest applicable to such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes of such Series specified in such notice, together with the Make-Whole Amount, if any, and accrued interest thereon shall become due and payable on the prepayment date. Not later than two business days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note of such Series written notice of the Make-Whole Amount, if any, payable in connection with such prepayment and, whether or not any Make-Whole Amount is payable, a reasonably detailed computation thereof.

        Section 2.5. Allocation of Prepayments. All partial prepayments of Notes shall be applied on all outstanding Notes of the Series being prepaid ratably in accordance with the unpaid principal amounts of such Series; provided, however, that if as a result of the allocation of any such partial prepayment to any outstanding Note of a Series, such Note of such Series would then be reduced to an outstanding principal amount of less than $3,000,000, then such Note of such Series may be exchanged in whole by any holder thereof notwithstanding the provisions of Section 9.2 hereof and provided, further, that if as a result of the allocation of any such partial prepayment to any outstanding Note of such Series, such Note of such Series would then be reduced to an outstanding principal amount of less than $500,000, then in connection with the payment of any such partial prepayment, the Company shall pay such additional amount to the holder of such Note of such Series as may be necessary to prepay the remaining principal amount of such Note of such Series and accrued interest thereon to the date of such prepayment, together with an amount equal to the then applicable Make-Whole Amount thereon, determined as of three business days prior to the date of such prepayment.

        Section 2.6. Direct Payment. Notwithstanding anything to the contrary in this Agreement or the Notes, in the case of any Note owned by any Purchaser or any such Purchaser's nominee or owned by any other Institutional Holder or its nominee which has given written notice to the Company requesting that the provisions of this Section 2.6 shall apply, the Company will promptly and punctually pay when due the principal thereof and the Make-Whole Amount, if any, and interest thereon, without any presentment thereof directly to such Purchaser, such Purchaser's nominee or any such subsequent Institutional Holder or its nominee at its address or such nominee's address set forth in Schedule I or at such other address as such Purchaser, any such Purchaser's nominee or any such subsequent Institutional Holder may from time to time designate in writing to the Company or, if an account with a United States bank is designated for such Purchaser or such Purchaser's nominee on Schedule I hereto or in any written notice to the Company from such Purchaser, such Purchaser's nominee or any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account before 10:00 A.M., marked for attention as indicated, or in such other manner or to such other account in any bank in the United States as such Purchaser, such Purchaser's nominee or any such subsequent Institutional Holder may from time to time direct in writing.

   Section 3.     Representations.

        Section 3.1. Representations of the Company. The Company represents and warrants that all representations set forth in the form of Closing Certificate attached hereto as Exhibit B are true and correct as of the date of the execution and delivery hereof by the Company and are incorporated herein by reference with the same force and effect as though herein set forth in full.

        Section 3.2. Representations of the Purchasers. Each Purchaser represents, and in entering into this Agreement the Company understands, that such Purchaser is acquiring the Notes for the purpose of investment and not with a view to the distribution thereof; provided that the disposition of such Purchaser's property shall at all times be and remain within its control. Each Purchaser acknowledges that the Notes have not and will not be registered under the Act and hereby agrees that it will not reoffer, resell, pledge or otherwise transfer the Notes purchased by it under this Agreement except pursuant to any available exemption from the requirements of Section 5 of the Act and in accordance with any applicable state securities laws. Each Purchaser further represents that it is acquiring the Notes for its own account and with its general corporate assets and not with the assets of separate account in which any employee benefit plan has any interest. As used in this Section 3.2, the terms "separate account" and "employee benefit plan" shall have their respective meanings assigned to them in ERISA.

   Section 4.     Closing Conditions.

        The obligation of each Purchaser to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

        Section 4.1. Closing Certificate. Concurrently with the delivery of Notes to such Purchaser on the Closing Date, such Purchaser shall have received a Closing Certificate dated the Closing Date, signed by the Chief Financial Officer of the Company, substantially in the form attached hereto as Exhibit B, the truth and accuracy of which on the Closing Date shall be a condition to such Purchaser's obligation to purchase the Notes proposed to be purchased by such Purchaser.

        Section 4.2. Legal Opinions. Concurrently with the delivery of Notes to such Purchaser on the Closing Date, such Purchaser shall have received from Chapman and Cutler, who are acting as special counsel to the Purchasers in this transaction and from Foley & Lardner, independent counsel to the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to such Purchaser, and covering the matters set forth in Exhibits C and D, attached hereto.

        Section 4.3. Company's Existence and Authority. On or prior to the Closing Date, such Purchaser shall have received, in form and substance reasonably satisfactory to such Purchaser, such documents and evidence with respect to the Company as such Purchaser may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

        Section 4.4. Consent of Holders of Other Securities. Any consents or approvals required to be obtained from any holder or holders of any outstanding Security of the Company and any amendments of agreements pursuant to which any Securities may have been issued which will be necessary to permit the consummation of the transactions contemplated hereby on the Closing Date shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to such Purchaser.

        Section 4.5. Legality of Investment. The Notes to be purchased by such Purchaser shall be a legal investment for such Purchaser under the laws of each jurisdiction to which such Purchaser may be subject (without resort to any so-called basket provisions to such laws).

        Section 4.6. Related Transactions. Concurrently with the issuance and sale of Notes to such Purchaser, the Company shall have consummated the sale of the entire principal amount of the Notes pursuant to this Agreement.

        Section 4.7. Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to such Purchaser, and such Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of such transactions.

        Section 4.8. Waiver of Conditions. If on the Closing Date the Company fails to tender to any Purchaser the Notes to be issued to any Purchaser on such date or if the conditions specified in this Section 4 have not been fulfilled, such Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in this Section 4 have not been fulfilled, such Purchaser may waive compliance by the Company with any such condition to such extent as such Purchaser may in its sole discretion determine. Nothing in this Section 4.8 shall operate to relieve the Company of any of its obligations hereunder or to waive the Purchaser's rights against the Company.

        Section 4.9. Private Placement Numbers. The Company shall have obtained for the Notes a Private Placement Number issued by Standard & Poor's CUSIP Bureau (in cooperation with the Securities Valuation office of the National Association of Insurance Commissioners).

        Section 4.10. Payment of Closing Costs. The Company shall have paid the costs, expenses and disbursements of such Purchaser's special counsel which are reflected in statements of such counsel rendered prior to the Closing pursuant to Section 9.4; and thereafter (without limiting the provisions of Section 9.4) the Company will pay, promptly upon receipt of any supplemental statements therefor, additional costs or fees, if any, and expenses and disbursements of such Purchaser's counsel in connection with the Closing (including disbursements unposted as of the Closing Date) and attention to post-Closing matters.

   Section 5.     Company Covenants.

        From and after the date of this Agreement and continuing so long as any amount remains unpaid on any date:

        Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in force and effect, and will cause each Restricted Subsidiary to preserve and keep in force and effect, its corporate existence. The Company will preserve and keep in force and effect, and will cause each Restricted Subsidiary to preserve and keep in force and effect, all franchises, licenses and permits necessary to the proper conduct of its business. The foregoing provisions of this Section 5.1 shall not, however, prevent any transaction not prohibited by Section 5.8.

        Section 5.2. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers consistent with such forms and amounts and against such risks as are presently maintained by the Company and its Restricted Subsidiaries provided that, notwithstanding the foregoing, the Company and its Restricted Subsidiaries shall maintain insurance coverage in such forms and amounts and against such risks as are customary for business entities of established reputation engaged in the same or a similar business and owning and operating similar properties.

        Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. (a) The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of all or any part of its property or business, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien or charge upon any of its property; provided the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary and (2) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by the Company to be adequate with respect thereto.

        (b) The Company will promptly comply, and will cause each Restricted Subsidiary to comply, in all material respects with all laws, ordinances or governmental rules and regulations to which it is subject, including without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA, and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which would materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Restricted subsidiaries, taken as whole, or would result in any Lien not permitted under Section 5.7.

        Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its material properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

        Section 5.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged by the Company and its Restricted Subsidiaries on the date of this Agreement.

        Section 5.6. Limitations on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any additional Current Debt or Funded Debt except:

        (1)       the Notes;

        (2) Current Debt and Funded Debt of the Company and its Restricted Subsidiaries outstanding as of the date of this Agreement and described on Schedule II attached hereto;

        (3) Current Debt or Funded Debt of the Company and its Restricted Subsidiaries; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, Consolidated Funded Debt would not exceed 50% of Consolidated Total Capitalization, provided that for purposes of any determination of additional Funded Debt to be issued or incurred within the limitation of this Section 5.6(a)(3), the Average Outstanding Balance of Consolidated Current Debt (as defined in Section 5.6(e) below) computed for the Compliance Period (as defined in
   Section 5.6(e) below) preceding the date of any such determination shall be deemed to constitute outstanding Funded Debt of the Company incurred as of the last day of such Compliance Period and shall be deemed outstanding at all times prior to the end of the next Compliance Period; and

        (4) additional Current Debt or Funded Debt of a Restricted Subsidiary to the Company or to an Eighty Percent-Owned Restricted Subsidiary.

        (b) The Company will not at any time permit the sum of (i) Current Debt and Funded Debt of Restricted Subsidiaries (other than Current Debt and Funded Debt owed to the Company or an Eighty
   Percent-Owned Restricted Subsidiary), plus (ii) Funded Debt of the Company and Restricted Subsidiaries secured by Liens permitted by Section 5.7(a)(9) to exceed 25% of Consolidated Tangible Assets.

        (c) Any Person which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this Section 5.6 be deemed to have created, assumed or incurred or issued at the time it becomes a Restricted Subsidiary all Current Debt and Funded Debt of such Person existing immediately after it becomes a Restricted Subsidiary.

        (d) The renewal, extension or refunding of any Current Debt or Funded Debt issued or incurred in accordance with the limitations of this
   Section 5.6 shall constitute the Issue of additional Current Debt or Funded Debt, as the case may be, which is, in turn, subject to the limitations of the applicable provisions of this Section 5.6.

        (e) For the purposes of Section 5.6(a) hereof, the following terms shall have the meanings ascribed to them below:

        "Average Outstanding Balance of Consolidated Current Debt" shall mean the average of the aggregate unpaid principal amounts of Consolidated Current Debt outstanding on each of the Company's July fiscal month-end, August 15, the Company's August fiscal month-end, September 15 and the Company's September fiscal month-end for each Compliance Period.

        "Compliance Period" shall mean the period beginning on the date of the Company's July fiscal month-end and ending on the date of the Company's September fiscal month-end in each calendar year.

        Section 5.7. Limitation on Liens. (a) The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire or permit any Restricted Subsidiary to acquire any property or assets pursuant to conditional sales agreements or other title retention devices, except:

        (1) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by
   Section 5.3;

        (2) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

        (3) Liens incidental to the conduct of business or the ownership of properties and assets (including, without limitation, warehousemen's and attorneys' liens, statutory landlords' liens, workers' compensation liens and ERISA liens) and deposits, pledges or Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided that the aggregate amount of the obligations so secured will not materially impair the value of the assets so secured or the use thereof in the ordinary course of business and provided, further, that in each case, the obligation so secured will not exceed $1,000,000 and is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

        (4) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of Persons engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

        (5) Liens securing Indebtedness of a Restricted Subsidiary to the Company or to an Eighty Percent-Owned Restricted Subsidiary;

        (6) Liens existing as of the date of this Agreement securing Indebtedness of the Company or any Restricted Subsidiary outstanding on such date and described on Schedule II attached to this Agreement;

        (7) Liens incurred after the date of this Agreement given to secure the payment of the cost of the acquisition or construction of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary; provided that (i) the Lien shall attach solely to the fixed assets acquired or constructed, (ii) the Lien shall have been created or incurred within twelve (12) months of the date of acquisition or the date of completion of construction, as the case may be, of such fixed assets, (iii) at the time of the acquisition or construction of such fixed assets the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to the lesser of the total cost or fair market value at the time of acquisition or completion of construction of such fixed assets (as determined in good faith by the Board of Directors of the Company) and
   (iv) all such Indebtedness shall have been incurred within the applicable limitations of Section 5.6;

        (8) Liens existing on any assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach, so long as they were not incurred, extended or renewed in contemplation of such acquisition; provided that
   (i) any such Lien shall attach solely to the assets acquired or the assets of such business entity and (ii) at the time of the acquisition of the assets or business entity, as the case may be, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets (whether or not assumed by the Company or such Restricted Subsidiary) shall not be in excess of the fair market value of such assets at the time of such acquisition (as determined in good faith by the Board of Directors of the Company);

        (9) Liens incurred after the date of this Agreement given to secure Funded Debt of the Company or any Restricted Subsidiary in addition to the Liens permitted by the preceding clauses (1) through (8) hereof; provided that all Indebtedness secured by such Liens shall have been incurred within the applicable limitations of Section 5.6; and

        (10) any extension, renewal or replacement of any Lien permitted by the preceding clauses (6), (7) and (8) of this Section 5.7 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such Lien shall attach solely to the same such property and (ii) such extension, renewal or refunding of such Indebtedness shall have been incurred within the applicable limitations of Section 5.6.

        (b) In the event any property or assets of the Company or any Restricted Subsidiary are subjected to a Lien not otherwise permitted by this Section 5.7, the Company will make or cause to be made provision whereby the Notes will be secured, to the full extent permitted under applicable law, equally and ratably with all other obligations secured thereby, and in any case the Notes shall (but only in such event) have the benefit, to the full extent that the holders may be entitled thereto under applicable law, of an equitable Lien on such property or assets equally and ratably securing the Notes. Compliance with the provisions of this paragraph shall not be deemed to constitute a waiver of, or consent to, any Default or Event of Default caused by any violation of the provisions of this Section 5.7.

        Section 5.8. Mergers Consolidations, Sales of Assets, Etc. (a) The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or be a party to a merger with or liquidate into any other Person; provided, however, that:

        (1) any Restricted Subsidiary may merge or consolidate with or liquidate into the Company, any Wholly-Owned Subsidiary or any Restricted Subsidiary that is the direct or indirect parent of such Restricted Subsidiary and any Restricted Subsidiary (other than a Principal Subsidiary) may merge or consolidate with or liquidate into any other Restricted Subsidiary so long as (i) in any merger or consolidation involving the Company, the Company shall be the surviving corporation and
   (ii) in any merger, consolidation or liquidation involving a Domestic Restricted Subsidiary and a non-Domestic Restricted Subsidiary, the Domestic Restricted Subsidiary shall be the surviving corporation; and

        (2) the Company or any Restricted Subsidiary may consolidate or merge with any other corporation if (i) (in the case of a merger or consolidation involving the Company) the surviving or acquiring corporation (if other than the Company) (A) is organized and existing under the laws of any State of the United States of America or the District of Columbia, (B) shall expressly assume in writing the due and punctual performance of all obligations of the Company under this Agreement and the due and punctual payment of the principal of and Make-Whole Amount if any, and interest on all the Notes, according to their tenor, and (C) the Company or such surviving or acquiring corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving or acquiring corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), or (ii) (in the case of a merger or consolidation involving a Restricted Subsidiary) such Restricted Subsidiary shall be the surviving corporation and (iii) in the case of any consolidation or merger described in either (i) or (ii), at the time of such consolidation or merger, and after giving effect thereto (A) no Default or Event of Default shall have occurred and be continuing and (B) the Company, such surviving or acquiring corporation or such Restricted Subsidiary, as the case may be, would be permitted to incur at least $1 of additional Funded Debt under the applicable provisions of Section 5.6.

        (b) The Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of, assets (other than (x) sales of goods, products, inventory or services in the ordinary course of business to customers, (y) the sale, lease, transfer or disposition of assets to the Company or a Domestic Restricted Subsidiary if a merger between such transferor and such Domestic Restricted Subsidiary would be permitted under Section 5.8(a)(1), and (z) sales or other dispositions of assets, having a fair market value (as determined in good faith by the chief financial officer of the Company) in any single sale or disposition of not greater than $250,000 which the Company determines have become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary in the conduct of its business); provided that the foregoing restrictions do not apply to the sale of assets for cash or property to a Person or Persons if all of the following conditions are met:

        (1) either (i) the net book value of such assets, when added to the net book value of all other assets sold, leased, transferred or otherwise disposed of by the Company and its Restricted Subsidiaries pursuant to this Section 5.8(b)(1) during the immediately preceding twelve-month period do not constitute 10% of Consolidated Total Assets (determined as of the end of the immediately preceding fiscal quarter) or
   (ii) the sum of the portions of Consolidated Net Income contributed for the immediately preceding twelve-month period (each as determined in good faith by the chief financial officer of the Company) by (A) such assets,
   (B) each Restricted Subsidiary (or portion thereof) disposed of during such period and (C) other assets of the Company and its Restricted Subsidiaries disposed of during such period pursuant to this Section 5.8(b)(1) do not constitute 10% of Consolidated Net Income for such period; and

        (2) immediately after the consummation of the transaction and after giving effect thereto, (i) no Default or Event of Default would exist and (ii) the Company would be permitted to incur at least $1 of additional Funded Debt under the provisions of Section 5.6(a)(3).

        Computations made pursuant to Section 5.8(b)(1) shall include dispositions made pursuant to Sections 5.8(c)(3) and 5.8(c)(4) and computations pursuant to Sections 5.8(c)(3) and 5.8(c)(4) shall include dispositions made pursuant to Section 5.8(b)(1).

        (c) The Company will not, and will not permit any Restricted Subsidiary to, sell, transfer or otherwise dispose of any shares of capital stock (including as "stock" for the purposes of this Section 5.8(c), any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into such stock) of any Restricted Subsidiary, and the Company will not permit any Restricted Subsidiary to issue any shares of stock of such Restricted Subsidiary (except for any sale, transfer, issuance or other disposition of stock to the Company or a Restricted Subsidiary if a merger between such transferor or issuer and such Restricted Subsidiary would be permitted under Section 5.8(a)(1); provided that the foregoing restrictions do not apply to:

        (1) the sale, transfer or issuance of directors' qualifying shares of capital stock;

        (2) the sale, transfer or issuance of any de minimis number of shares of capital stock to foreign domiciliaries as may be required by law;

        (3) the sale, transfer or other disposition of all or any part of the shares of capital stock of any Restricted Subsidiary (other than a Principal Subsidiary);

        (4) the sale, transfer or other disposition of all shares of capital stock of a Principal Subsidiary held by the Company and its Restricted Subsidiaries if all of the following conditions are met:

        (i) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Principal Subsidiary at the time owned by the Company and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;

        (ii) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Company;

        (iii) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person or Persons, for cash and/or tangible assets and on terms reasonably deemed by the Board of Directors of the Company to be adequate and satisfactory; and

        (iv) the Principal Subsidiary being disposed of shall not have any continuing investment in the Company or any other Restricted Subsidiary not being simultaneously disposed of;

        (5) the sale, transfer or issuance of shares of capital stock of a Restricted Subsidiary in connection with the purchase or other acquisition by the Company or a Restricted Subsidiary of all or substantially all of the capital stock, properties or assets of any Person or all or substantially all of the properties or assets of any Person which constitute a distinct product line, division or other operating segment; provided that:

        (i) after giving effect to such sale, transfer or issuance and such purchase or other acquisition, no Default or Event of Default would then exist;

        (ii) the aggregate fair value of all such capital stock, properties or assets so acquired attributable to the issuance, sale or transfer of such shares of capital stock in each sale, transfer or issuance of such shares shall equal or exceed the fair value of such shares (in each case as determined in good faith by the Board of Directors of the Company at the time of such acquisition taking into consideration the terms of any written agreement described in Section 5.8(c)(5)(iii) below); and

        (iii) the shares of capital stock are sold, transferred or issued pursuant to a written agreement which (A) contemplates the subsequent purchase or redemption of such shares by the Company or the Restricted Subsidiary whose shares have been so sold, transferred or issued or any direct or indirect parent of such Restricted Subsidiary upon request of the transferee of such shares or upon demand by the Company or such Restricted Subsidiary or any direct or indirect parent of such Restricted Subsidiary made pursuant to the terms of such written agreement at a price or prices computed by reference to such formulas or indices or other references as are determined in good faith by the Board of Directors of the Company at the time of such acquisition to be in the best interests of the Company and its Restricted Subsidiaries and (B) prohibits the transfer of such shares to any Person other than the Company or the Restricted Subsidiary whose shares have been so sold, transferred or issued or any direct or indirect parent of such Restricted Subsidiary; and

        (6) the sale, transfer or issuance of capital stock to employees of Restricted Subsidiaries as part of any incentive stock arrangement other than any incentive stock agreement entered into in connection with any purchase or acquisition contemplated by Section 5.8(c)(5) provided that:

        (i) after giving effect to such issuance no Restricted Subsidiary shall cease to be a Restricted Subsidiary; and

        (ii) the aggregate fair value (in each case determined in good faith at the time of such issuance by the Board of Directors of the Company or such person or committee as the Board of Directors of the Company may authorize to make such determination pursuant to the terms of any such incentive stock arrangement) of all shares of capital stock of such Restricted Subsidiaries issued to such employees shall not exceed $2,000,000;

   provided, however, that notwithstanding the foregoing, any sale, transfer, issuance or other disposition of shares pursuant to Sections 5.8(c)(3) or 5.8(c)(4) may not be consummated if either (y) the net book value of the assets of such Restricted Subsidiary attributable to such sale, transfer, issuance or other disposition of shares when added to the net book value of all other assets sold, leased, transferred or otherwise disposed of by the Company and its Restricted Subsidiaries during the immediately preceding twelve-month period would constitute more than 10% of Consolidated Total Assets (determined as of the end of the immediately preceding fiscal quarter) or (z) the portions of Consolidated Net Income for the immediately preceding twelve-month period contributed (each as determined in good faith by the chief financial officer of the Company) by
   (1) such assets, (2) each Restricted Subsidiary (or portion thereof) disposed of during such period and (3) other assets of the Company and its Restricted Subsidiaries sold, leased, transferred or otherwise disposed of by the Company and its Restricted Subsidiaries during such period would exceed 10% of Consolidated Net Income for such period.

        Computations made with respect to Sections 5.8(c)(3) and 5.8(c)(4) as contemplated by this Section 5.8(c) shall include dispositions made within the provisions of Sections 5.8(b)(1) and computations made pursuant to Sections 5.8(b)(1) shall include dispositions made pursuant to Sections 5.8(c)(3) and 5.8(c)(4).

        (d) Notwithstanding any other provision of this Section 5.8, the Company may sell stock or assets of America Outdoors, Inc., Airguide Instrument Co. and all of the Plastimo businesses. Sales of stock or assets permitted by this Section 5.8(d) shall not be taken into account for purposes of calculating the limitations on permitted sales of assets and stock set forth in Section 5.8(b)(1) and the proviso at the end of
   Section 5.8(c).

        Section 5.9. Consolidated Tangible Net Worth. The Company will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than $25,000,000.

        Section 5.10. Distributions. (a) The Company will not, and will not permit any Restricted Subsidiary to, except as hereinafter provided:

        (1) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company and dividends paid by Restricted Subsidiaries to the Company or other Restricted Subsidiaries in respect of capital stock of Restricted Subsidiaries owned by the Company or such other Restricted Subsidiaries); or

        (2) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than (i) in exchange for or out of the net cash proceeds to the Company obtained within three months of such purchase, redemption or retirement from the issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock, or (ii) in connection with any purchase or redemption of any shares of capital stock sold, transferred or issued in accordance with Sections 5.8(c)(1), 5.8(c)(2) or 5.8(c)(5)); or

        (3) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

   (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Distributions"), unless after giving effect thereto no Default or Event of Default would exist and the aggregate amount of Distributions made during the period from and after June 14, 1991 to and including the date of the making of the Distributions in question would not exceed the sum of
   (1) $5,000,000, plus (2) 50% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit).

        (b) For the purposes of this Section 5.10, the amount of any Distribution declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Distribution in question.

        (c) The Company will not authorize or make a Distribution on its capital stock if after giving effect to the proposed Distribution:

        (1)       a Default or Event of Default would exist, or

        (2) the Company could not incur at least $1.00 of additional Funded Debt pursuant to Section 5.6(a)(3).

        Section 5.11. Investments. The Company will not, and will not permit any Restricted Subsidiary to, make any Investments, other than:

        (a) Investments by the Company or a Restricted Subsidiary in and to Restricted Subsidiaries, including any Investment in a Person which, after giving effect to such Investment, will become a Restricted Subsidiary;

        (b) Investments in property or assets to be used in the usual and ordinary course of business of the Company or its Restricted Subsidiaries; provided that, after giving effect to any such Investment, the Company remains in compliance with Section 5.5 hereof;

        (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or another credit rating agency of recognized national standing;

        (d) Investments in direct obligations of the federal governments of the United States of America, Canada or England and Wales or any direct agency or instrumentality of any thereof, the payment or guarantee of which constitutes a full faith and credit obligation of the federal governments of the United States of America, Canada or England and Wales or any direct agency or instrumentality of any thereof, as the case may be, in each case, maturing in twelve months or less from the date of acquisition thereof;

        (e) Term Federal funds and banker's acceptances maturing within 180 days from the date of acquisition thereof and issued by a bank organized under the laws of the United States, Canada, or England and Wales, having capital, surplus and undivided profits aggregating at least U.S. $l00,000,000; provided that the issuing institution has a rating of A- or better by Keefe Bank Watch Service;

        (f) Investments in certificates of deposit maturing within one year from the date of acquisition thereof, issued by a bank or trust company organized under the laws of the United States, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, rated A or better by Standard & Poor's Corporation or by Moody's Investors Service, Inc.;

        (g) loans or advances in the usual and ordinary course of business to officers, directors, and employees incidental to carrying on the business of the Company or any Restricted Subsidiary;

        (h) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries; and

        (i) other Investments (in addition to those permitted by the foregoing provisions of this Section 5.11); provided that (1) all such other Investments shall not exceed in the aggregate 25% of Consolidated Tangible Net Worth Available for Investments and (2) after giving effect to such other Investments, no Default or Event of Default would exist.

        In valuing any Investments for the purpose of applying the limitations set forth in this Section 5.11, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

        For purposes of this Section 5.11, at any time when a Person becomes a Restricted Subsidiary, all Investments of such Person at such time shall be deemed to have been made by such Person, as a Restricted Subsidiary, at such time.

        Section 5.12. Repurchase of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless the offer has been made in writing to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company or any Subsidiary repurchases any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

        Section 5.13. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any material transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except transactions reasonably deemed by the Company in good faith to be in the best business interests of the Company or the concerned Restricted Subsidiary and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

        Section 5.14. ERISA Compliance. The Company will not, and will not permit any Subsidiary to:

        (a) permit any Plans at any time maintained by the Company or any such Subsidiary to have any Unfunded Vested Pension Liabilities in excess of $1,000,000 in the aggregate. As used herein, "Unfunded Vested Pension Liability" shall mean an excess of the actuarial present value of accumulated vested Plan benefits as at the end of the immediately preceding Plan year of such Plans (or as of any more recent valuation date) over the net assets allocated to such Plans which are available for benefits, all as determined and disclosed in the most recent actuarial valuation report for such Plans;

        (b) cause any Plan which it or any Subsidiary maintains or in which it or any Subsidiary participates at any time to:

        (1) engage in any "prohibited transaction" (as such term is defined in ERISA);

        (2) incur any "accumulated funding deficiency" (as such term is defined in ERISA) whether or not waived; or

        (3) terminate any such Plan in a manner which could result in the imposition of a lien on any property of the Company or any of its Subsidiaries pursuant to ERISA;

        (c) permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; or

        (d) withdraw from any Multiemployer Plan if such withdrawal shall subject the Company or any Subsidiary to withdrawal liability (as described under Part 1 of Subtitle E of Title IV of ERISA) in excess of $100,000.

        All assumptions and methods used to determine the actuarial valuation of vested employee benefits under any Plan at any time maintained by the Company or any Subsidiary and the present value of assets of such Plans shall be reasonable in the good faith judgment of the Company and shall comply with all requirements of law.

        Section 5.15. Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to its business and affairs, in accordance with relevant accounting principles consistently applied and in the case of the Company and any Domestic Restricted Subsidiaries in accordance with GAAP (except for changes disclosed in the financial statements furnished to the Holders pursuant to this Section 5.15 and concurred in by the independent public accountants referred to in Section 5.15(b)), and will furnish to each Institutional Holder of the outstanding Notes (in duplicate if so specified below or otherwise requested) and, in the case of the financial statements delivered pursuant to paragraph (b) of this Section 5.15, to the Securities Valuation Office, National Association of Insurance Commissioners, 67 Wall Street, New York, New York 10005:

        (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, duplicate copies of:

        (1) a consolidated balance sheet of the Company and its Restricted Subsidiaries as of the close of such quarterly period, setting forth in comparative form the consolidated figures for the corresponding period for the preceding fiscal year,

        (2) a consolidated statement of income of the Company and its Restricted Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

        (3) a consolidated statement of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

        (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, duplicate copies of:

        (1) consolidated balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

        (2) consolidated statements of income and retained earnings and cash flows of the Company and its Restricted Subsidiaries for such fiscal year,

   in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon of a firm of independent public accountants of recognized national standing selected by the Company, unqualified as to scope, to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

        (c) Audit Reports. Promptly upon initiation thereof, written notice of each interim or special audit to be made by independent accountants of the books of the Company or any Restricted Subsidiary and any management letter to be delivered from such accountants in connection therewith;

        (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice, press release or proxy statement sent by the Company to stockholders generally or made available to the public and one copy of each regular or periodic report, registration statement or prospectus filed by the Company or any Restricted Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and, if the Purchasers or any such Institutional Holder so requests, one copy of any material order in any proceedings to which the Company or any of its Restricted Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Restricted Subsidiaries;

        (e) Officers' Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the applicable requirements of Sections
   5.6 through 5.11 hereof at the end of the period covered by the financial statements then being furnished and (2) whether, to the best of his knowledge based on such review, there existed as of the date of such financial statements or there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate or existed during such period, specifying the nature and extent thereof and the action the Company is taking, has taken or proposes to take with respect thereto; provided further, that such certificates as are delivered with respect to the period provided for in paragraph (b) above, shall include a list of any changes in Restricted Subsidiaries as at the end of such period;

        (f) Accountants Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who are reporting upon such financial statements, stating that they have reviewed this Agreement and, stating further, whether in making their audit such accountants (1) have not become aware that the Company and the Restricted Subsidiaries have failed to comply with the terms, covenants, provisions, or conditions contained in Section 5 hereof and (2) have examined the schedules to such reports or other certificates or documents containing calculations of the financial covenants required to be performed or observed pursuant to Sections 5.6 through 5.11 hereof, and in their opinion, the information set forth in such schedules or other certificates or documents is fairly stated in all material respects in relation to the annual consolidated financial statements taken as a whole;

        (g) ERISA Notices. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Company or any Subsidiary affected with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or the PBGC with respect thereto: (1) a Reportable Event with respect to any Plan; (2) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan other than a "standard termination" under Section 4041(b) of ERISA; (3) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Multiemployer Plan; (4) a "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; or (5) any material increase in the contingent liability of the Company or any subsidiary with respect to any post-retirement welfare liability; and

        (h) Requested Information. With reasonable promptness, such other data and information as the Purchasers or any such Institutional Holder may reasonably request, including, without limitation, such financial or other information as any holder of the Notes or any Person designated by such holder may reasonably determine as required to permit such holder to comply with requirements of Rule 144A promulgated under the Act in connection with the resale by it of the Notes.

   Without limiting the foregoing, the Company will permit any Purchaser, so long as such Purchaser is the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such agent(s) as either such Purchaser or such Institutional Holder may designate) to visit and inspect, under the Company's guidance, any of the properties of the Company or any Restricted Subsidiary, and to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes such accountants to discuss with any Purchaser the finances and affairs of the Company and its Restricted Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall be required to pay or reimburse any such Purchaser or any such Institutional Holder for reasonable expenses which such Purchaser or any such Institutional Holder may incur in connection with any such visitation or inspection occurring at such time as any Event of Default shall have occurred and be continuing.

        All information which is furnished to or obtained by any holder of Notes pursuant to this Section 5.15 or otherwise pursuant to this Agreement shall, if so requested in writing by the Company, be received and held in confidence unless or until the same has been publicly disclosed by the Company; provided, however, nothing herein contained shall limit or impair the right or obligation of any Institutional Holder of the Notes to disclose such information: (a) to its auditors, attorneys, employees or agents, (b) when required by any law, ordinance or governmental order, regulation, rule, policy, investigation or any regulatory authority request, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or Federal regulatory body having or claiming to have jurisdiction over such Institutional Holder or to the United States National Association of Insurance Commissioners or similar organizations or their successors, (d) which is publicly available or readily ascertainable from public sources, or which is received by any Institutional Holder of the Notes from a third Person who or which is not bound to keep the same confidential, (e) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity, (f) in connection with the enforcement by an Institutional Holder of its rights under or in respect of this Agreement or the Notes after the occurrence of a Default or Event of Default, or (g) to the extent necessary in connection with any contemplated transfer of any of the Notes by an Institutional Holder thereof (it being understood and agreed that any such transferee which purchases such Notes shall itself be bound by the terms and provisions hereof.)

   Section 6.     Events of Default and Remedies Therefor.

        Section 6.1 Events of Default. Any one or more of the following shall constitute an "Event of Default" as the term is used herein:

        (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five days; or

        (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Section 2; or

        (c) Default shall occur in the making of any other payment of the principal of any Note or the premium thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

        (d) Default shall be made in the payment of the principal of or interest on Indebtedness for borrowed money of the Company or any Restricted Subsidiary (other than the Notes) aggregating more than $3,000,000 as and when the same shall become due and payable by the lapse of time, by declaration, by call for redemption or otherwise, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

        (e) Default or the happening of any event shall occur under any indentures, agreements or other instruments (other than the Agreement) under which any Indebtedness for borrowed money of the Company or any Restricted Subsidiary aggregating more than $3,000,000 may be issued and such defaults or events shall continue for a period of time sufficient to permit the acceleration of the maturity of such Indebtedness of the Company or such Restricted Subsidiaries, as the case may be, outstanding thereunder; or

        (f) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through Section 5.11 hereof; or

        (g) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied or waived within 30 days after the chief executive officer or the chief operating officer or the chief financial officer of the Company first has actual knowledge of such default; or

        (h) if any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company or any Subsidiary in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company or any Subsidiary pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

        (i) final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is or are outstanding against the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; provided, however, that the existence of such judgment or judgments shall not constitute an Event of Default if (1) the aggregate amount of such judgment or judgments shall be fully covered by insurance issued by financially sound and reputable insurers and (2) within such 60 day period, the Company shall have caused such insurers to provide the holders of the Notes with written confirmation that such coverage (i) equals or exceeds the amount of such judgment or judgments and (ii) is not being contested as to amount or coverage by such insurers; or

        (j) a custodian, receiver, liquidator or trustee of the Company or any Principal Subsidiary, or of any of the property of either, is appointed or takes possession and such appointment or possession remains uncontested or in effect for more than 60 days; or the Company or any Principal Subsidiary generally fails to pay its debts as they become due or admits in writing its inability to pay its debts as they mature; or the Company or any Principal Subsidiary is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Company or any Principal Subsidiary; or any of the material property of either is sequestered by court order and the order remains in effect for more than 60 days; or a petition is filed against the Company or any Principal Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect, and is not stayed or dismissed within 60 days after filing; or

        (k) the Company or any Principal Subsidiary files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, trustee or liquidator of the Company, any Principal Subsidiary, or any of the property of either.

        Section 6.2. Notice to Holders. When any Event of Default described in Section 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of such event to all holders of the Notes then outstanding.

        Section 6.3 Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of Section 6.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs (d) through (i), inclusive, of Section 6.1 has happened and is continuing, the holder or holders of 70% or more of the principal amount of Notes at the time outstanding may, in addition to any other rights and remedies available at law or in equity, by notice in writing sent in the manner provided in Section 9.6 hereof to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j) or (k) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes plus, to the extent not prohibited by law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the applicable Make-Whole Amount determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of any holder of the Notes nor any delay or failure on the part of any holder of the Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all reasonable costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

        Section 6.4    Rescission of Acceleration.  The provisions of Section
   6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of Section 6.1, the holders of not less than 75% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof; provided that at the time such declaration is annulled and rescinded:

        (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or the Agreement;

        (b) all arrears of interest on all the Notes and all other sums payable under the Notes and under the Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and

        (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1;

   and provided further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

   Section 7.  Amendments, Waivers And Consents

        Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 70% in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (a) which will change the time of payment (including any prepayment required by Section 2.1) of the principal of or the interest on any Note or reduce the principal amount thereof or change the rate of interest thereon, or (b) which will change any of the provisions with respect to optional prepayments, or (c) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this Section 7 or Section 6.

        Section 7.2. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

        Section 7.3 Solicitation of Holders. The Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of the Agreements or the Notes unless each holder of the Notes shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or amendment effected pursuant to the provisions of
   Section 7.1 shall be delivered by the Company to each registered holder of outstanding Notes following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all the Notes then outstanding.

   Section 8.  Interpretation of Agreement; Definitions.

        Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

        "Act" shall mean the Securities Act of 1933, as amended from time to time.

        "Affiliate" shall mean any Person (other than a Restricted Subsidiary) (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

        "Agreement" shall mean this Note Agreement.

        "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

        "Capitalized Rentals" of any Person shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person and its subsidiaries prepared in accordance with GAAP.

        "Company" shall mean Johnson Worldwide Associates, Inc., a Wisconsin corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Johnson Worldwide Associates, Inc.

        "Consolidated Current Debt" shall mean, without duplication, Current Debt of the Company and its Restricted Subsidiaries determined on a consolidated basis eliminating intercompany items.

        "Consolidated Funded Debt" shall mean, without duplication, Funded Debt of the Company and its Restricted Subsidiaries determined on a consolidated basis eliminating intercompany items.

        "Consolidated Net Income" for any period shall mean net income of the Company, and its Restricted Subsidiaries from continuing operations determined on a consolidated basis in accordance with GAAP consistently applied, and excluding net earnings and losses of any Person (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged or liquidated into or with the Company or a Restricted Subsidiary prior to the date of such consolidation, merger or liquidation.

        "Consolidated Net Worth" shall mean as of the date of any determination thereof the amount of the par or stated value of all outstanding capital stock, capital surplus, and retained earnings of the Company and its Restricted Subsidiaries, net of all cumulative translation adjustments and contingent compensation adjustments determined on a consolidated basis in accordance with GAAP.

        "Consolidated Tangible Assets" shall mean as of the date of any determination thereof the total amount of all Tangible Assets of the Company and its Restricted Subsidiaries on a consolidated basis after deducting therefrom all Investments incurred pursuant to and within the limitations of Section 5.11(i).

        "Consolidated Tangible Net Worth" shall mean as of the date of any determination thereof Consolidated Net Worth less (a) all assets of the Company and its Restricted Subsidiaries that are properly classified as "intangible assets" all determined in accordance with GAAP and (b) all Investments incurred pursuant to and within the limitations of Section 5.11(i).

        "Consolidated Tangible Net Worth Available for Investments" shall mean as of the date of any determination thereof the sum of (a) Consolidated Tangible Net Worth and (b) all Investments incurred pursuant to and within the limitations of Section 5.11(i) hereof.

        "Consolidated Total Assets" of the Company and its Restricted Subsidiaries shall mean as of the date of any determination thereof the total assets of the Company and its Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

        "Consolidated Total Capitalization" shall mean as of the date of any determination thereof the sum of (a) Consolidated Net Worth and (b) Consolidated Funded Debt.

        "Current Debt" of any Person shall mean as of the date of any determination thereof (a) all Indebtedness for borrowed money or which has been incurred in connection with the acquisition of property or assets other than Funded Debt, provided that any portion of such obligations incurred in connection with the acquisition of property or assets specifically including, without limitation, obligations which have been incurred by such Person in connection with any sale, transfer or issuance of stock pursuant to and in compliance with Section 5.8(c)(5) and which are at the date of any determination of Current Debt contingent as to amount or as to payment shall not be treated as Current Debt on such date,
   (b) Guaranties of Current Debt of others and (c) all obligations of such Person with respect to receivables sold or otherwise discounted with recourse which would not constitute Funded Debt pursuant to the terms of the definition thereof.

        "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

        "Domestic Restricted Subsidiary" shall mean any Restricted Subsidiary
   (a) which is organized under the laws of the United States or any State thereof and (b) which conducts substantially all of its business and has substantially all of its assets within the United States.

        "Eighty Percent-Owned Restricted Subsidiary" shall mean a Subsidiary of which 80% or more (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by the Company.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

        "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended or Section 4001 of ERISA.

        "Event of Default" is defined in Section 6.1.

        "Funded Debt" of any Person shall mean (a) all Indebtedness for or in respect of borrowed money or which has been incurred in connection with the acquisition of property or assets, in each case having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods of more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payment shall constitute a current liability of the obligor under GAAP, provided that any portion of such obligations incurred in connection with the acquisition of property or assets specifically including, without limitation, obligations which have been incurred by such Person in connection with any sale, transfer or issuance of capital stock pursuant to and in compliance with Section 5.8(c)(5) and which are at the date of any determination of Funded Debt contingent as to amount or as to payment shall not be treated as Funded Debt on such date,
   (b) all Capitalized Rentals, (c) all Guaranties by such Person of Funded Debt of others and (d) all obligations of such Person with respect to receivables sold or otherwise discounted with recourse.

        "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time. Notwithstanding the foregoing, in the event that any Accounting Changes (as defined below) shall occur, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" means: changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

        "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, (2) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation or dividend.

        "Indebtedness" of any Person shall mean and include (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets (except for obligations under bona fide employment, consulting, non-competition, lease and similar agreements), provided that any portion of such obligations which have been incurred in connection with the acquisition of property or assets specifically including, without limitation, obligations which have been incurred by such Person in connection with any sale, transfer or issuance of stock pursuant to and in compliance with Section 5.8(c)(5) and which are at the date of any determination of Indebtedness contingent as to amount or as to payment shall not be treated as Indebtedness on such date, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) all Guaranties by such Person of obligations of others of the character referred to in this definition, (e) Capitalized Rentals, and (f) all obligations of such Person with respect to receivables sold or otherwise discounted with recourse.

        "Institutional Holder" shall mean any of the following Persons: (a) any bank or any savings and loan association, savings institution, trust company or other institution acting for its own account or in a fiduciary capacity, (b) any insurance company, (c) any pension, retirement or profit sharing trust or fund within the meaning of Title I of ERISA or for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, (d) any investment company or business development company, as defined in the Investment Company Act of 1940, as amended, (e) any broker or dealer registered under the Securities Exchange Act of 1934, as amended, who is a member of a national securities exchange or any investment adviser registered under the Investment Adviser Act of 1940, as amended, (f) any government, any public employees' pension or retirement system, or any other governmental agency supervising the investment of public funds, (g) any other entity all of the equity owners of which are Institutional Holders or (h) any other Person which may be within the definition of "qualified institutional buyer" as such term is used in Rule 144A, as from time to time in effect, promulgated under the Act.

        "Investments" of any Person shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or any other obligations or Securities or by loan, advance, capital contributions or otherwise.

        "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, including, without limitation, the security interest arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes and including any Capitalized Lease. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, lease and other similar title exceptions and encumbrances affecting real property. For the purpose of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in another Person for security purposes.

        "Make-Whole Amount" shall mean with respect to any amounts to be paid pursuant to the provisions of Sections 2.2 or 2.3 hereof or upon acceleration of the Notes the excess, if any, of (1) the aggregate present value as of the date of such prepayment or payment of each dollar of principal being prepaid or paid (taking into account the application of such prepayment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment or payment) that would have been payable in respect of such dollar if such prepayment or payment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (2) 100% of the principal amount of the outstanding Notes being prepaid or paid. If the Reinvestment Rate with respect to prepayment of (a) the Series A Notes is equal to or higher than 7.77%, or
   (b) the Series B Notes is equal to or higher than 6.98%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole
   Amount:

        "Reinvestment Rate" shall mean as of the time of any determination thereof .50% plus the yield on actively traded U.S. Treasury Securities with a maturity corresponding to the Weighted Average Life to Maturity of the principal then being prepaid or paid (taking into account the application of any such prepayment required by Section 2.1) as set forth on page Government C4 (or any successor page) of the Bloomberg screen or, if such page or screen is not available at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes. If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

        "Weighted Average Life to Maturity" of the principal amount of the Series of Notes being prepaid or paid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (a) multiplying (1) the remainder of (i) the amount of principal that would have become due on each scheduled prepayment or payment date if such prepayment or payment had not been made less (ii) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment or payment and the application thereof in accordance with the provisions of Section 2.1, by (2) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled prepayment or payment date, and (b) totaling the products obtained in (a).

        "Multiemployer Plan" shall have the meaning as in ERISA.

        "Overdue Rate" shall mean (i) with respect to the Series A Notes as of the date of any determination thereof the lesser of (a) the maximum rate permitted by law and (b) 9.77% per annum and (ii) with respect to the Series B Notes as of the date of any determination thereof the lesser of
   (a) the maximum rate permitted by law and (b) 8.98% per annum.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

        "Plan" shall mean a plan that is both a "pension plan," as such term is defined in Section 3(2) of ERISA, and a "defined benefit pension plan" as defined in Section 414(j) of the Internal Revenue Code of 1986 which is established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

        "Principal Subsidiary" shall mean any Restricted Subsidiary which had
   (a) total assets, on a consolidating basis, as of the last day of the most recently ended fiscal quarter of the Company, of an amount equal to or greater than 2% of Consolidated Total Assets of the Company as of the last day of such fiscal quarter, or (b) net income, on a consolidating basis, for the Company's most recent fiscal year, equal to or greater than 2% of Consolidated Net Income of the Company for such year.

        "Rentals" of any Person shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by such Person, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by such Person (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

        "Reportable Event" shall have the same meaning as in ERISA.

        "Restricted Subsidiary" shall mean any Subsidiary of which more than 50% (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by the Company.

        "Security" shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

        The term "subsidiary" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

        "Tangible Assets" of any Person shall mean, as of the date of any determination thereof, the total amount of all assets of such Person (less depreciation, depletion, and other properly deductible valuation reserves) after deducting the following: good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred charges, the excess of cost of shares acquired over book value of related assets, any write up in the book value of any asset resulting from a revaluation thereof subsequent to March 29, 1991 (except in connection with the acquisition of such assets) and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

        "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

        "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (other than directors' qualifying shares or shares owned by foreign domiciliaries as required by law) shall be owned by the Company and/or one or more of its Wholly-Owned Restricted Subsidiaries.

        Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

        Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

   Section 9.     Miscellaneous

        Section 9.1. Registration of Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided any Note issued pursuant to this Agreement.

        The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

        Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this Section 9.2 or Section 9.3, and upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to the holder, except as set forth below, Notes of the same Series, in registered form, for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of $3,000,000 or any multiple of $100,000 in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, payable to such Person or Persons, as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange; provided that, notwithstanding the foregoing, any Note issued on the Closing Date or any Note substituted therefor in a denomination of less than $3,000,000 may be exchanged in whole by any holder thereof.

        Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond or indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver, without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction, shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

        Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to all investment banking and similar fees, the reasonable charges and disbursements of Chapman and Cutler, special counsel to the Purchasers, duplicating and printing costs and charges for shipping the Notes, adequately insured to each Purchaser's home office or at such other place as such Purchaser may designate, and all reasonable out-of-pocket costs and expenses relating to any amendments, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save each Purchaser harmless against any and all liability with respect to obtaining so-called "private placement numbers" for the Notes from Standard & Poor's Corporation in accordance with the requirements of the National Association of Insurance Commissioners and with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the initial issuance of the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement, other than any such fees or commissions claimed by any Person engaged by such Purchaser. Each Purchaser hereby represents to the Company that no broker or finder was employed or retained by it in connection with its purchase of the Notes.

        Section 9.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to Section 7, shall extend to or affect any obligation or right not expressly waived or consented to.

        Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to the Purchasers, delivered or mailed by overnight courier or by facsimile communication, in each case addressed to each Purchaser at such Purchaser's address appearing on Schedule I to this Agreement or such other address as such Purchaser or the subsequent holder of any Note initially issued to such Purchaser may designate to the Company in writing, and, if to the Company, delivered or mailed by prepaid overnight courier or by facsimile communication to the Company at the address specified on page 1 hereof, Attention: Treasurer, or to such other address as the Company may in writing designate to the Purchasers or to a subsequent holder of the Note initially issued to the Purchasers; provided, however, that a notice to you by overnight courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I attached hereto, and a notice to the Purchasers by facsimile communication shall only be effective if confirmed by prepaid overnight courier, or, in either case, as each Purchaser or a subsequent holder of any Note initially issued to such Purchaser may designate to the Company in writing.

        Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Purchaser and to the benefit of its successors and assigns, including each successive holder or holders of any Notes; provided, however, that notwithstanding any other provisions of this Agreement or the Notes, the Notes shall not be transferable to any Person that is not an Institutional Holder.

        Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

        Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part which may, for any reason, be declared invalid.

        Section 9.10. Reproduction of Documents. This Agreement and all documents relating thereto, including without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Purchasers at the closing of their respective purchases of the Notes (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchasers, may be reproduced by the Purchasers by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and each such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

        Section 9.11. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Illinois law. Notwithstanding the preceding sentence, nothing in this Agreement shall be construed to subject the holder of any Notes that is an insurance company to the laws of the State of Illinois.

        Section 9.12. Submission of Jurisdiction; Waiver of Jury Trial. (a) Any legal action or proceeding with respect to this Agreement or the Notes or any document related thereto shall be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois and in no other courts, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company hereby irrevocably and unconditionally waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such respective jurisdictions.

        (b) The Company and the Purchasers each hereby irrevocably and unconditionally waive trial by jury.

        Section 9.13. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

        The execution hereof by the Purchasers shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.



                                 Johnson Worldwide Associates, Inc.



                                 By:  /s/ Carl G. Schmidt
                                 Its: Senior Vice President & CFO



   Accepted as of the first date written above.


                                 Nationwide Life Insurance Company


                                 By:  /s/ Harry Schermer
                                 Its: Vice President
                                      Equity Securities


   Accepted as of the first date written above.


                                 Employers Life Insurance Company of Wausau


                                 By:  /s/ Harry A. Schermer
                                 Its: Attorney-in-Fact



   Accepted as of the first date written above.


                                 Great-West Life & Annuity Insurance Company


                                 By:  /s/ James G. Lowery
                                 Its: Assistant Vice President
                                      Private Placement Investments


                                 By:  /s/ Bruce L. Hoyt
                                 Its: Manager
                                      Private Placement Investments

                                               Schedule I (to Note Agreement)

                        Names and Addresses of Purchasers



                                                          Principal Amount
        Name and Addresses                            of Series A Notes to Be
           of Purchasers                                     Purchased


   Nationwide Life Insurance Company                        $27,000,000
   One Nationwide Plaza
   Columbus, Ohio  43215-2220
   Telecopier Number:  (614) 249-4698

   Payments

   All payments on or in respect of the Series A Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Johnson Worldwide Associates, Inc., 7.77% Senior Notes, Series A due 2005, PPN 479254 A @ 3, principal or interest") to:

   Morgan Guaranty Trust Company of New York (ABA #021-000-238)
   JOURNAL #999-99-024
   For the account of Nationwide Life Insurance
    Company Custody Account #71615
   Attention:  Custody Service Department

   Notices

   All notices of payment on or in respect of the Series A Notes and written confirmation of each such payment to:

   Nationwide Life Insurance Company
   One Nationwide Plaza-1-32-09
   Columbus, Ohio  43215-2220
   Attention:  Corporate Money Management

   All notices and communications other than those in respect to payments to be addressed:

   Nationwide Life Insurance Company
   One Nationwide Plaza-1-33-07
   Columbus, Ohio  43215-2220
   Attention:  Corporate Fixed-Income Securities
   Telecopier Number:  (614) 249-4553

   Name of Nominee in which Series A Notes are to be issued:  None

   Taxpayer I.D. Number:  31-4156830


                                                          Principal Amount
        Name and Addresses                            of Series A Notes to Be
          of Purchasers                                      Purchased

   Employers Life Insurance Company of Wausau                $3,000,000
   2000 Westwood Avenue
   Wausau, Wisconsin  54401

   Payments

   All payments on or in respect of the Series A Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Johnson Worldwide Associates, Inc., 7.77% Senior Notes, Series A due 2005, PPN 479254 A @ 3, principal or interest") to:

   Morgan Guaranty Trust Company of New York (ABA #021-000-238)
   JOURNAL #999-99-024
   F/A/O Employers Life Custody
   Account Number 50135
   Attention:  Custody Service Department

   Notices

   All notices of payment, on or in respect of the Series A Notes, and written confirmation of each such payment to be addressed as first provided above.

   All notices and communications other than those in respect to payments to be addressed:

   Employers Life Insurance Company of Wausau
   One Nationwide Plaza-1-33-07
   Columbus, Ohio  43215-2220
   Attention:  Corporate Fixed-Income Securities

   Name of Nominee in which Series A Notes are to be issued:  None

   Taxpayer I.D. Number:  39-1049873


                                                            Principal Amount
        Name and Address                                    of Series B Notes
          of Purchaser                                        to be Purchased


   Great-West Life & Annuity Insurance Company                  $15,000,000
   8515 East Orchard Road, 3rd floor, Tower 2
   Englewood, Colorado  80111
   Attention:  U.S. Private Placements
   Facsimile:  (303) 689-6193

   Payments

   All payments on or in respect of the Series B Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Johnson Worldwide Associates, Inc., 6.98% Senior Notes, Series B due 2005, PPN 479254 B* 4, principal or interest and confirmation of principal balance") to:

   NW MPLS/TRUST CLEARING
   ABA #091000019
   Account Number 08-40-245
   Attention:  GWL for Account Number 12468800

   Notices

   All notices of payments, on or in respect of the Series B Notes and written confirmation of each such payment to:

   Norwest Bank Minnesota, N.A.
   733 Marquette Avenue, Investors Building, 5th Floor
   Minneapolis, Minnesota  55479-0047
   Attention:  Income Collections

   All notices and communications other than those in respect to payments to be addressed as first provided above.

   Name of Nominee in which Series B Notes are to be issued:  None

   Taxpayer I.D. Number:  84-0467907

                                              Schedule II (to Note Agreement)
   Subsidiaries of the Company

   The following lists the direct and indirect subsidiaries of Johnson Worldwide Associates, Inc. as of June 15, 1995:

                                                  Jurisdiction in Which
    Name of Subsidiary(1)(2)                        Incorporated

    America Outdoors, Inc.
    ("Crappiethon U.S.A.")                            Alabama
    Jack Wolfskin International Ltd. (in
     liquidation)                                     United Kingdom
     Jack Wolfskin Adventure Equipment Ltd.           United Kingdom
    Old Town Canoe Company                            Delaware
    Johnson Worldwide Associates Canada Inc.          Canada
    Johnson Fishing, Inc. (inactive)                  Delaware
    Mitchell Sports S.A.                              France
     Mitchell France, S.A.                            France
        Distribution Moderne De Marques(4)            France
     Mitchell Holland BV                              Holland
     Mitchell UK                                      United Kingdom
    Plastimo Manufacturing (UK) Ltd.(3)               United Kingdom
    Plastimo, S.A.                                    France
     Plastimo Espana SA                               Spain
     Plastimo Nordic AB                               Sweden
        Scubapro Sweden AB                            Sweden
     Plastimo Holland BV                              Netherlands
    Seaco/Elliot, Inc. (inactive)                     Delaware
    Airguide Instrument Company                       Illinois
    Under Sea Industries, Inc.                        Delaware
     Hydro Rubber and Plastic, Inc. (in liquidation)  California
     Scubapro Europe Benelux(3)                       Belgium
     Scubapro Taucherausrustungen Gesellschaft GmbH   Austria
     Scubapro Espana, S.A. (4)                        Spain
     Scubapro Eu AG                                   Switzerland
        Scubapro (UK) Ltd.(3)                         United Kingdom
     Diving Locker U.K., Ltd.                         United Kingdom
     Johnson Beteiligungsgesellschaft mbH             Germany
        Johnson Outdoors V mbH                        Germany
     Scubapro Taucherauser GmbH                       Germany
        Jack Wolfskin Ausruestung fuer Draussen GmbH  Germany
     Scubapro Europe S.R.L.                           Italy
     Scubapro Italy S.R.L.                            Italy
       Scubapro Asia, Ltd.                            Japan
       Scubapro Norge AS                              Norway
    Johnson Worldwide Associates Australia Pty. Ltd.  Australia
    Johnson Leisure Incentives, Inc. (inactive)       Delaware
    Porelon, Inc. (inactive)                          Delaware
    Microfoam, Inc. (inactive)                        New York
    Phoenix Endeavour, Inc. (inactive)                California


   (1) Unless otherwise indicated, each company does business only under its legal name.

   (2) Unless otherwise indicated by footnote, each company is a wholly-owned subsidiary of Johnson Worldwide Associates, Inc. (through direct or indirect ownership).

   (3) Percentage of stock owned is 99%.

   (4) Percentage of stock owned is 98%.


                         Description of Debt and Leases
                               as of June 30, 1995

                         ($000's omitted, U.S. Dollars)

   1. Current Debt for borrowed money of the Company and its Restricted Subsidiaries is as follows:

    Johnson Worldwide Associates, Inc.                  $  48,594
    Jack Wolfskin Ausrustung fur Draussen                   3,787
     GmbH
    Johnson Outdoors V mbH                                    188
    Johnson Worldwide Associates Canada                     2,724
     Inc.
    Mitchell Sports, S.A.                                   4,700
    Mitchell France, S.A.                                   1,056
    Distribution Moderne De Marques                         1,634
    Plastimo, S.A.                                          3,369
    Scubapro Asia, Ltd.                                     1,195
    Johnson Worldwide Associates Australia                    307
     Pty. Ltd.
    Scubapro Europe Benelux                                    39
    Scubapro Italy S.R.L.                                   1,091
    Scubapro Sweden AB                                        193
    Scubapro (UK) Ltd.                                        319
    Jack Wolfskin Adventure Equipment Ltd.                    931
                                                           ------
     Total Current Debt for borrowed money                $70,127
                                                           ======

   2. Funded Debt for borrowed money (including Capitalized Leases and Guarantees relating to the obligations of persons other than the Company and its Restricted Subsidiaries) of the Company and its Restricted Subsidiaries is as follows:

    Johnson Worldwide Associates, Inc.                    $35,000
    Mitchell Sports, S.A.                                   2,119
    Plastimo, S.A.                                             41
    Scubapro Asia, Ltd.                                        17
    Scubapro Europe Benelux                                   207
                                                           ------
     Total Funded Debt for borrowed money                 $37,384
                                                          =======

   3. Capitalized Leases of the Company and its Restricted Subsidiaries outstanding on the Closing Date are as follows:

                                      None

   4. Guaranties of the Company and its Restricted Subsidiaries relating to the obligations of Persons other than the Company and its Restricted Subsidiaries outstanding on the Closing Date are as follows:

                                      None

   5. Liens existing as of the date of this Agreement securing Indebtedness of the Company or any Restricted Subsidiary outstanding on such date:

                                      None

                                              EXHIBIT A-1 (to Note Agreement)

                       Johnson Worldwide Associates, Inc.

                           7.77% Senior Note, Series A
                              Due October 15, 2005
                                 PPN 479254 A@ 3

   No. R-

                                                           ____________, 1995
   $

   Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                      on the fifteenth day of October, 2005
                             the principal amount of

                                                         Dollars ($_________)

   and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.77% per annum from the date hereof until maturity, payable semiannually on the fifteenth day of each October and April in each year commencing April 15, 1996, and at maturity. The Company agrees to pay interest on overdue principal (including any overdue optional prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate after the due date thereof, whether by acceleration or otherwise, until paid. "Overdue Rate" means the lesser of (a) the maximum rate permitted by law or (b) 9.77%.

     Except as provided in Section 2.6 of the Note Agreement (as hereinafter defined), both the principal hereof and interest hereon are payable at the principal office of the Company in Racine, Wisconsin, in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, Make-Whole Amount, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a business day in New York, New York, Chicago, Illinois and Racine, Wisconsin, such amount shall be payable on the next preceding business day.

     This Note is one of the 7.77% Senior Notes, Series A due October 15, 2005 (the "Series A Notes") of the Company in the aggregate principal amount of $30,000,000 issued or to be issued together with the 6.98% Senior Notes, Series B of the Company in the aggregate principal amount of $15,000,000 (the "Series B Notes" and together with the Series A Notes, the "Notes") under and pursuant to the terms and provisions of the Note Agreement, dated as of, October 1, 1995 (the "Note Agreement"), entered into by the Company with the original purchasers therein referred to, and this Note and the holder hereof are entitled equally and ratably with all other Notes outstanding under the Note Agreement and the holders thereof to all the benefits provided for thereby or referred to therein, to which Note Agreement reference is hereby made for a statement thereof.

     This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Make-Whole Amount, if any, set forth in Section 2 of the Note Agreement.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Make-Whole Amount, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

     This Note and said Note Agreement are governed by and construed in accordance with the laws of Illinois.


                                 Johnson Worldwide Associates, Inc.



                                 By:
                                      Its

                                              EXHIBIT A-2 (to Note Agreement)

                       Johnson Worldwide Associates, Inc.

                           6.98% Senior Note, Series B
                              Due October 15, 2005
                                 PPN 479254 B* 4

   No. R-

                                                           ____________, 1995

   $

     Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                      on the fifteenth day of October, 2005
                             the principal amount of

                                                         Dollars ($_________)

   and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 6.98% per annum from the date hereof until maturity, payable semiannually on the fifteenth day of each October and April in each year commencing April 15, 1996, and at maturity. The Company agrees to pay interest on overdue principal (including any overdue optional prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate after the due date thereof, whether by acceleration or otherwise, until paid. "Overdue Rate" means the lesser of (a) the maximum rate permitted by law or (b) 8.98%.

     Except as provided in Section 2.6 of the Note Agreement (as hereinafter defined), both the principal hereof and interest hereon are payable at the principal office of the Company in Racine, Wisconsin, in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, Make-Whole Amount, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a business day in New York, New York, Chicago, Illinois and Racine, Wisconsin, such amount shall be payable on the next preceding business day.

     This Note is one of the 6.98% Senior Notes, Series B due October 15, 2005 (the "Series B Notes") of the Company in the aggregate principal amount of $15,000,000 issued together with the 7.77% Senior Notes, Series A of the Company in the aggregate principal amount of $30,000,000 (the "Series A Notes" and together with the Series B Notes, the "Notes") under and pursuant to the terms and provisions of a Note Agreement, dated as of, October 1, 1995 (the "Note Agreement"), entered into by the Company with the original purchasers therein referred to, and this Note and the holder hereof are entitled equally and ratably with all other Notes outstanding under the Note Agreement and the holders thereof to all the benefits provided for thereby or referred to therein, to which Note Agreement reference is hereby made for a statement thereof.

     This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Make-Whole Amount, if any, set forth in Section 2 of the Note Agreement.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Make-Whole Amount, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

     This Note and said Note Agreement are governed by and construed in accordance with the laws of Illinois.


                            Johnson Worldwide Associates, Inc.


                            By:
                                 Its

                                                EXHIBIT B (to Note Agreement)

                       Johnson Worldwide Associates, Inc.

                               Closing Certificate


   To the Purchasers Named
     in Schedule I to the Note
     Agreement Described Below

   Gentlemen:

     This certificate is delivered to each of you in compliance with the requirements of the Note Agreement dated as of October 1, 1995 (the "Agreement"), entered into by the undersigned, Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), with each of you, and as an inducement to and as part of the consideration for your several purchases on this date of $30,000,000 aggregate principal amount of its 7.77% Senior Notes, Series A due October 15, 2005 and of $15,000,000 aggregate principal amount of its 6.98% Senior Notes, Series B due October 1, 2005 (collectively, the "Notes") of the Company, pursuant to the Agreement.

     The terms which are capitalized herein shall have the same meanings as in the Agreement.

     The Company represents and warrants to each of you as follows:

   1. Subsidiaries. Schedule II to the Agreement, states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. Those Subsidiaries listed in Section 1 of said Schedule II constitute all of the Subsidiaries of the Company. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable, except (in the case of a Wisconsin corporation) as provided by Section 180.0622(2)(b) of the Wisconsin Statutes.

   2. Corporate Organization and Authority. The Company, and each Restricted Subsidiary,

     (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

     (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted except where the failure to obtain such licenses or Permits would not have a material adverse effect on the condition (financial or otherwise) of the Company and its Restricted Subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement or the Notes; and

     (c) is duly licensed or qualified and is in good standing as a foreign corporation in each Jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary except where the failure to be so licensed or qualified would not have a material adverse effect on the condition (financial or otherwise) of the Company and its Restricted Subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement or the Notes.

   3. Business and Property. You have heretofore been furnished with a copy of the Confidential Offering Memorandum dated March, 1995 (the "Memorandum") prepared by The First National Bank of Chicago Private Market Finance Department which generally sets forth the business conducted and proposed to be conducted by the Company and its Subsidiaries and the principal properties of the Company and its Subsidiaries.

   4. Financial Statements. (a) The consolidated balance sheets of the Company and its consolidated Subsidiaries as of September 27, 1991 and October 2, 1992, October 1, 1993 and September 30, 1994 and the statements of operations and cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope or limitations imposed by the company and otherwise without qualification except as therein noted, by KPMG Peat Marwick LLP, have been prepared in accordance with GAAP except as therein noted, and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and cash flows for such periods, except to the extent modified pursuant to a restatement thereof in a subsequent financial statement. The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of June 30, 1995, and the unaudited statements of operations and cash flows for the nine-month period ended on said date prepared by the Company have been prepared in accordance with GAAP, and present fairly the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and their cash flows for such period.

     (b) Since June 30, 1995, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

   5. Indebtedness. Schedule II attached to the Agreement correctly describes all Current Debt for borrowed money and Funded Debt for borrowed money (including Capitalized Leases and Guaranties relating to the obligations of Persons other than the Company and its Restricted Subsidiaries) of the Company and its Restricted Subsidiaries outstanding on June 30, 1995 and there have been no material increases in such Current Debt, Funded Debt and Guarantees since such date.

   6. Full Disclosure. The financial statements referred to in paragraph 4 hereof, the Agreements, the Memorandum and all other written documents and statements furnished by the Company to you in connection with the negotiation of the sale of the Notes, taken together, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

   7. Pending Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary in any court or before any governmental authority or arbitration board or tribunal which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of the Company and its Restricted Subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement or the Notes.

   8. Title to Property. The Company and each Restricted Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 4 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement.

   9. Patents and Trademarks. The Company and each Restricted Subsidiary owns or possesses adequate licenses for the use of all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others.

   10. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreement and the Notes-

     (a)  are within the corporate powers of the Company;

     (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company; and

     (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and the Agreement and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

   11. No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Funded Debt or Current Debt and is not in default under any instrument or instruments or agreements under and subject to which any Funded Debt or Current Debt has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

   12. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreement or the Notes or compliance by the Company with any of the provisions of the Agreement or the Notes.

   13. Taxes. All tax returns required to be filed by the Company or any Restricted Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Restricted Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before September 30, 1988, the Federal income tax liability of the Company and its Restricted Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Restricted Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Restricted Subsidiary are adequate for all open years, and for its current fiscal period.

   14. Use of Proceeds. The net proceeds from the sale of the Notes will be used to refinance existing bank debt and for other corporate purposes. None of the transactions contemplated in the Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G.

   15. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchasers and not more than 44 other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

   16. ERISA. The consummation of the transactions provided for in the Agreement and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan,
   (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits by an amount greater than $1,000,000 in the aggregate. Neither the company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchasers.

   17. Compliance with Law. Neither the Company nor any Restricted Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Agreement or the Notes. Neither the Company nor any Restricted Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

   18. Compliance with Environmental Laws. The Company is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole. The Company does not know of any liability or class of liability of the Company or any Restricted Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S Section 6901 et seq.).

   Dated:

                                 Johnson Worldwide Associates, Inc.


                                 By:
                                      Its

                                              EXHIBIT C (to Note Agreement)

                Description of Special Counsel's Closing Opinion

     The closing opinion of Chapman and Cutler, special counsel to the Purchasers, called for by Section 4.1 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

       1. The Company is a corporation, validly existing and in good standing under the laws of the State of Wisconsin and has the corporate power and the corporate authority to execute and deliver the Note Agreement and to issue the Notes.

       2. The Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

       3. The Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

       4. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

     The opinion of Chapman and Cutler shall also state that the opinion of Foley & Lardner is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchasers are justified in relying thereon.

     In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler may rely, as to matters referred to in paragraph 1, solely upon an examination of the Articles of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Wisconsin, the By-laws of the Company and the [general business corporation law] of the State of Wisconsin. The opinion of Chapman and Cutler is limited to the laws of the State of Illinois, the general business corporation law of the State of Wisconsin and the Federal laws of the United States.

     With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Notes.

                                                EXHIBIT D (to Note Agreement)


                        Description of Closing Opinion of
                       Independent Counsel to the Company

     The closing opinion of Foley & Lardner, independent counsel for the Company, which is called for by Section 4.2 of the Note Agreements, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and shall be to the effect that:

       (1) The Company is a corporation, duly incorporated, legally existing and in good standing under the laws of the State of Wisconsin, has corporate power and authority and is duly authorized to enter into and perform the Agreements and to issue the Notes and incur the Indebtedness to be evidenced thereby and has full corporate power and authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary;

       (2) Each Restricted Subsidiary is a corporation duly organized, legally existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary; and all of the issued and outstanding shares of capital stock of each such Restricted Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Restricted Subsidiaries, or by the Company and one or more Restricted Subsidiaries;

       (3) The Note Agreement has been duly authorized by proper corporate action on the part of the Company, have been duly executed and delivered by an authorized officer of the Company and constitutes the legal, valid and binding contract and agreement of the Company enforceable in accordance with its terms, except as enforceability thereof may be limited by (a) bankruptcy, insolvency or similar laws, affecting the enforcement of creditors' rights generally and (b) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (4) The Notes have been duly authorized by proper corporate action on the part of the Company, have been duly executed by an authorized officer of the Company and delivered and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability thereof may be limited by (a) bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and (b) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (5) The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any lien or encumbrance upon any of the property of the Company pursuant to the provisions of the Articles of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary may be bound;

       (6) No approval, consent or withholding of objection of or on the part of, or filing registration or qualification with, any governmental body, Federal, state or local, is necessary in connection with the execution and delivery of the Note Agreement by the Company or the issuance, sale and delivery of the Notes by the Company;

       (7) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement is an exempt transaction under the Securities Act of 1933, as amended, and does not under existing law require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939 as amended;

       (8) There are no proceedings pending or threatened, against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the reasonable possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries; and

       (9) None of the transactions contemplated in the Note Agreement (including, without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T or X of the Board of Governors of the Federal Reserve System (12 C.F.R., Chapter II).

     The opinion of Foley & Lardner shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company. With respect to matters of laws of any foreign jurisdiction, such counsel shall be entitled to rely upon the opinion of local counsel for such jurisdiction.